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                                                                      EXHIBIT 12

                        HAYES LEMMERZ INTERNATIONAL, INC.

                       RATIOS OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                       (MILLIONS OF DOLLARS EXCEPT RATIOS)
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
                                                SUCCESSOR                                  PREDECESSOR
                                                -------------  --------------------------------------------------------------------
                                                EIGHT MONTHS   FOUR MONTHS
                                                ENDED          ENDED         YEAR ENDED    YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                JANUARY 31,    MAY 31,       JANUARY 31,   JANUARY 31,    JANUARY 31,   JANUARY 31,
                                                2004           2003          2003          2002           2001          2000
                                                -------------  ------------  ------------  ------------   ------------  -----------
Earnings:
  Earnings (loss) before taxes on income,       $      (31.7)  $      27.8   $     (73.0)  $    (381.6)   $    (173.9)  $     88.9
    minority interest, cumulative effect of
    change in accounting principle and
    extraordinary gain on debt discharge....
Interest expense:
  Bank borrowings and long-term debt........            42.1          22.7           72.7         175.2         163.5        153.3
  Subsidiary Preferred Stock dividends......             0.5          --             --            --            --           --
  Rentals (1)...............................             4.7           0.4            9.4          10.3          10.3          8.7
                                                -------------  ------------  ------------   -----------   -----------   -----------
Earnings (loss) before interest expense,
  taxes on income, minority interest,
  cumulative effect of change in accounting
  principle and extraordinary gain on debt
  discharge.................................    $       15.6   $      50.9   $        9.1   $    (196.1)  $      (0.1)  $    250.9
                                                =============  ============  ============   ===========   ===========   ===========

Fixed charges:
  Bank borrowings and long-term debt........    $       42.1   $      22.7   $       72.7   $     175.2   $     163.5   $    153.3
  Subsidiary Preferred Stock dividends......             0.5          --             --            --            --           --
  Rentals (1)...............................             4.7           0.4            9.4          10.3          10.3          8.7
                                                -------------  ------------  ------------   -----------   -----------   -----------
Total fixed charges.........................    $       47.3   $      23.1   $       82.1   $     185.5   $     173.8   $    162.0
                                                =============  ============  ============   ===========   ===========   ===========


Ratio of earnings to fixed charges..........           N/A (2)        2.20         N/A (2)       N/A (2)       N/A (2)        1.55
                                                =============  ============  ============   ===========   ===========   ===========
Coverage deficiency on fixed charges........    $       31.7   $      --     $       73.0   $     381.6   $     173.9   $     --
                                                =============  ============  ============   ===========   ===========   ===========
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(1)  Interest component of rental expense.
(2)  Earnings were inadequate to cover fixed charges.